Exhibit (C)(9) The blacked out information indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Project ELEVATE Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Discussion Materials of Brown Gibbons Lang & Company for the Transaction Committee of Manitex, dated May 9, 2024. Refreshed Bid Summary ($ in millions except per share data) FIRST ROUND BID Date Submitted 3/20/2024 12/21/2023 1/25/2024 12/22/2023 12/21/2023 Low High Low High Low High Low High Low High FY 2023PF Adj. EBITDA $ 32.5 $ 32.5 $ 33.3 $ 33.3 $ 33.3 $ 33.3 $ 33.3 $ 33.3 $ 33.3 $ 33.3 EV / FY 2023PF Adj. EBITDA Multiple 5.9x 6.6x 5.1x 6.0x 5.5x 6.5x 5.0x 6.0x 4.6x 5.4x Enterprise Value $ 193.3 $ 213.5 $ 170.0 $ 200.0 $ 183.0 $ 217.0 $ 166.5 $ 200.0 $ 154.8 $ 180.6 (1) Implied Gross Share Price $ 5.50 $ 6.50 $ 4.35 $ 5.83 $ 4.99 $ 6.67 $ 4.17 $ 5.83 $ 3.60 $ 4.87 ($ in millions except per share data) SECOND ROUND BID 0 Date Submitted 5/7/2024 5/8/2024 5/7/2024 Low High Low High Offer TTM Mar‐24 PF Adj. EBITDA $ 33.9 $ 33.9 $ 33.9 $ 33.9 $ 33.9 $ 33.9 EV / TTM Mar‐24 PF Adj. EBITDA Multiple 6.2x 6.9x 5.6x 6.5x 4.7x 4.7x continues to review Enterprise Value $ 210.3 $ 233.6 $ 190.0 $ 220.0 $ 160.0 $ 160.0 but indicated they would Not Invited to Stage of Less: Net Debt 83.1 83.1 83.1 83.1 need more time to submit 83.1 83.1 Process due to bandwidth concerns Equity Value $ 127.1 $ 150.5 $ 106.9 $ 136.9 $ 76.9 $ 76.9 (1) Implied Gross Share Price $ 6.29 $ 7.44 $ 5.25 $ 6.72 $ 3.77 $ 3.77 (2) (‐): Implied Rabern Minority Interest per Share $ 0.79 $ 0.94 $ 0.79 $ 0.96 $ 0.79 $ 0.65 Implied Net Share Price $ 5.50 $ 6.50 $ 4.46 $ 5.76 $ 2.99 $ 3.12 (1) Prior to deal expenses and redemp on of Rabern minority interest (2) Calculated using Rabern LTM Adjusted EBITDA of $12.015mm, Rabern net debt of $12.7mm, and utilizing EBITDA multiples of 5.5x at the low end and implied multiple of the high‐end of buyer's indicated value

Project ELEVATE Rabern Minority Interest Calculation LTM 3/31/2024 Rabern Adjusted EBITDA $ 12,015,044 3/31/2024 (1) Rabern Revolver Balance, Net $ 13,360,877 Cash 677,729 Rabern Debt, Net $ 12,683,148 ($ in millions except per share data) Date Submitted 5/7/2024 5/8/2024 5/7/2024 Low High Low High Offer Adjusted EBITDA $ 12.0 $ 12.0 $ 12.0 $ 12.0 $ 12.0 $ 12.0 (x): Transaction Multiple 5.5x 6.4x 5.5x 6.5x 5.5x 4.7x Implied Enterprise Value $ 66.1 $ 76.5 $ 66.1 $ 78.1 continues to review $ 66.1 $ 56.8 but indicated they would need (‐): Rabern Net Debt (12.7) (12.7) (12.7) (12.7) (12.7) (12.7) more time to submit due to Rabern Implied Equity Value $ 53.4 $ 63.8 $ 53.4 $ 65.4 $ 53.4 $ 44.1 bandwidth concerns (x): Steve Berner Minority Interest in Rabern 30.0% 30.0% 30.0% 30.0% 30.0% 30.0% Implied Equity Value of Rabern Minority Interest $ 16.0 $ 19.1 $ 16.0 $ 19.6 $ 16.0 $ 13.2 Shares Outstanding 20.4 20.4 20.4 20.4 20.4 20.4 Implied Per Share Value $ 0.79 $ 0.94 $ 0.79 $ 0.96 $ 0.79 $ 0.65 (1) Source: March 31, 2024 Balance Sheet